Exhibit 4.1

SEVENTH SUPPLEMENTAL INDENTURE

SEVENTH SUPPLEMENTAL INDENTURE, dated as of October 6, 2006, among Dresser, Inc., a Delaware corporation (the “Company”), the Guarantors named herein (the “Guarantors”) and U.S. Bank National Association, as successor trustee (the “Trustee”).

WHEREAS, the Company has duly issued its 9 3/8% Senior Subordinated Notes due 2011 (the “Notes”), in the aggregate principal amount of $550,000,000 pursuant to an Indenture dated as of April 10, 2001, among the Company, the guarantors party thereto from time to time and the Trustee (as supplemented by the First, Second, Third, Fourth, Fifth and Sixth Supplemental Indentures thereto, the “Indenture”); and

WHEREAS, the Notes are outstanding on the date hereof; and

WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may amend the Indenture with the written consent of the Holders (as defined in the Indenture) of at least a majority of the aggregate principal amount of the then outstanding Notes voting as a single class and execute a supplemental indenture; and

WHEREAS, the Company has offered to purchase any and all of the outstanding Notes upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated September 25, 2006, and the accompanying Consent and Letter of Transmittal (as the same may be further amended, supplemented or modified, the “Offer”); and

WHEREAS, the Offer is conditioned upon, among other things, the proposed amendments (the “Proposed Amendments”) to the Indenture set forth herein having been approved by the Holders of at least a majority in aggregate principal amount of the outstanding Notes (and a supplemental indenture in respect thereof having been executed and delivered), with the operativeness of such Proposed Amendments being subject to the acceptance by the Company of such Notes tendered pursuant to the Offer; and

WHEREAS, the Holders of at least a majority in aggregate principal amount of the outstanding Notes have delivered their consent (the “Requisite Consent”) to effect the Proposed Amendments; and

WHEREAS, the Company has been authorized by a unanimous written consent of its Board of Directors to enter into this Seventh Supplemental Indenture; and

WHEREAS, all other acts and proceedings required by law, by the Indenture, and by the amended and restated certificate of incorporation and bylaws of the Company to make this Seventh Supplemental Indenture a valid and binding agreement for the purposes expressed herein, and in accordance with its terms, have been duly completed and performed;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, and for the equal and proportionate benefit of the Holders, the Company, the Guarantors and the Trustee hereby agree as follows:

SECTION 1. DEFINITIONS.

Capitalized terms not defined herein shall have the meanings given to such terms in the Indenture.

SECTION 2. DELETION OF CERTAIN PROVISIONS.

Pursuant to the terms of the Offer and the consent of Holders representing at least a majority in aggregate principal amount of the outstanding Notes, the Indenture is hereby amended to delete the following sections in their entirety and, in the case of each such section, insert in lieu thereof the phrase “[Intentionally Omitted]”, and any and all references to such sections, any and all obligations thereunder and any event of default, but only to the extent related to the following sections, are hereby deleted throughout the Indenture, and such sections and references shall be of no further force or effect:

•	Section 4.03 (Reports to Holders);

•	Section 4.04 (Compliance Certificate);

•	Section 4.05 (Payment of Taxes and Other Claims);

•	Section 4.07 (Limitation on Restricted Payments);

•	Section 4.08 (Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries);

•	Section 4.09 (Limitation on Incurrence of Additional Indebtedness);

•	Section 4.10 (Limitation on Asset Sales);

•	Section 4.11 (Limitation on Transactions with Affiliates);

•	Section 4.12 (Limitation on Liens);

•	Section 4.13 (Conduct of Business);

•	Section 4.14 (Corporate Existence);

•	Section 4.15 (Offer to Repurchase upon Change of Control);

•	Section 4.16 (No Senior Subordinated Debt);

•	Section 4.17 (Future Guarantees by Wholly Owned Domestic Restricted Subsidiaries);

•	Section 4.18 (Limitation on Issuances of Guarantees by Restricted Subsidiaries); and

•	Section 5.01 (Merger, Consolidation and Sale of Assets)

SECTION 3. OTHER AMENDMENTS TO THE INDENTURE.

Section 6.01 of the Indenture is hereby amended and restated in its entirety as follows, and all references to the deleted provisions of Section 6.01 of the Indenture, and any and all obligations thereunder, are hereby deleted throughout the Indenture, and such deleted provisions and references shall be of no further force or effect:

“SECTION 6.01. Events of Default.

“Events of Default” are:

(a) the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by Article 10);

(b) the failure to pay the principal on any Notes when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer on the date specified for such payment in the applicable offer to purchase) (whether or not such payment shall be prohibited by Article 10);

(c) a default in the observance or performance of any other covenant or agreement contained herein if the default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes; or

(d) any Guarantee of a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of this Indenture).”

SECTION 4. EFFECTIVENESS; OPERATIVENESS.

(a) This Seventh Supplemental Indenture will become effective and binding upon the Company, the Guarantors, the Trustee and the Holders as of the later of (i) the date hereof and (ii) the date on which the Opinion of Counsel and Officers’ Certificate required by the Indenture is delivered to the Trustee; and

(b) Notwithstanding subsection 4(a) hereof, Sections 2 and 3 of this Seventh Supplemental Indenture will not become operative, and shall have no force or effect, until the delivery by the Company of an Officers’ Certificate to the effect that the Company has accepted for purchase the Notes tendered pursuant to the Offer.

SECTION 5. REFERENCES TO AND EFFECT ON THE INDENTURE.

(a) On and after the effective date of this Seventh Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as supplemented by this Seventh Supplemental Indenture unless the context otherwise requires.

(b) Except as specifically amended above, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

SECTION 6. GOVERNING LAW.

THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SEVENTH SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 8. COUNTERPARTS.

The parties may sign any number of copies of this Seventh Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of a signed copy by facsimile or other electronic means shall be effective as if manually signed.

SECTION 9. EFFECT OF HEADINGS.

The Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 10. TRUSTEE DISCLAIMER.

The Trustee has accepted the amendment of the Indenture effected by this Seventh Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (a) the validity or sufficiency of this Seventh Supplemental Indenture or any of the terms or provisions hereof, (b) the proper authorization hereof by the Company by corporate action or otherwise, (c) the due execution hereof by the Company, (d) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters, and (e) the validity or sufficiency of the consent solicitation or the materials or procedures in connection therewith.

SECTION 11. CONFIRMATIONS; EFFECTIVENESS.

As amended by this Seventh Supplemental Indenture, the Indenture and the Notes are ratified and confirmed in all respects, and the Indenture as so amended shall be read, taken and construed as one and the same instrument. This Seventh Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 12. TRUST INDENTURE ACT.

If and to the extent that any provision of this Seventh Supplemental Indenture limits, qualifies or conflicts with another provision included in this Seventh Supplemental Indenture or in the Indenture, which is required to be included in this Seventh Supplemental Indenture or the Indenture by the Trust Indenture Act of 1939, as amended (the “TIA”), such required provision of the TIA shall control.

SECTION 13. SEPARABILITY CLAUSE.

In case any provision in this Seventh Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Supplemental Indenture to be duly executed and attested, all as of the date first written above.

DRESSER, INC.

By:	/S/ Robert D. Woltil

	Name:	Robert D. Woltil
	Title:	Senior Vice President and Chief Financial Officer

DRESSER INTERNATIONAL INC.

By:	/S/ Robert D. Woltil

	Name:	Robert D. Woltil
	Title:	Senior Vice President

DRESSER RE, INC.

By:	/S/ Robert D. Woltil

	Name:	Robert D. Woltil
	Title:	Vice President

DRESSER ENTECH, INC.

By:	/S/ Robert D. Woltil

	Name:	Robert D. Woltil
	Title:	Vice President

Seventh Supplemental Indenture

LVF HOLDING CORPORATION

By:	/S/ Robert D. Woltil

	Name:	Robert D. Woltil
	Title:	Vice President

DRESSER CHINA, INC.

By:	/S/ Robert D. Woltil

	Name:	Robert D. Woltil
	Title:	Vice President

RING-O VALVE, INCORPORATED

By:	/S/ Robert D. Woltil

	Name:	Robert D. Woltil
	Title:	Vice President

DRESSER RUSSIA, INC.

By:	/S/ Robert D. Woltil

	Name:	Robert D. Woltil
	Title:	Vice President

Seventh Supplemental Indenture

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/S/ Philip G. Kane, Jr.
	Name:	Philip G. Kane, Jr.
	Title:	Vice President

Seventh Supplemental Indenture